Abakan to Acquire Interest in Powdermet and its Advanced Material Technologies

September 8, 2010

Abakan Inc.’s (OTCQB:ABKIE) management is pleased to announce that it has entered into a stock purchase agreement to acquire a 41% interest in Powdermet, Inc. An initial payment of $500,000 has been paid with a closing for the remaining purchase price anticipated on or before September 30. The acquisition is expected to bring substantial value to Abakan’s existing investment portfolio.

Powdermet, formed in 1996 and the winner of over 80 government-sponsored Phase 1, 2 and 3 grant programs, is currently transitioning from an engineered nano-powder R&D lab into a commercial sector company.  According to Andrew Sherman, President and CEO of Powdermet, “We have been partnering with defense agencies for the last several years building some very advanced breakthrough material technologies. Having already worked closely with the Abakan team from their investment in MesoCoat, I recognize their capability to facilitate our commercialization strategy for Powdermet.”

According to Robert Miller, CEO of Abakan, “We have been so impressed by the innovative technology platforms now being commercialized at MesoCoat that when presented an opportunity to invest in their parent company, we welcomed the chance to participate. Powdermet has some of the most innovative products we have seen in our quest to invest in new surface modification technology companies. As an added benefit, Abakan increases its interest in the fast growing MesoCoat and will hold a direct and indirect 61% ownership position.”

As Brian Doud, Engineering Manager of Powdermet pointed out, “Powdermet’s breakout product platform of advanced materials solutions derived from our nano-engineered agglomerate technology include SComP™ and MComP™ energy absorbing ultra-lightweight syntactic- and nano-composite metals. These technologies will make quite an impact in the crash and ballistic/IED energy management markets with a 50% weight reduction and the ability to dissipate 500% more impact energy when compared to current aluminum alloys and foamed metals sold in the market.”

About Abakan Inc.

Abakan Inc. is a publicly traded company (symbol ABKIE) which invests in and manages companies that have developed transformational surface modification solutions and technologies.  Miami based, they are now the single largest shareholder in MesoCoat, an Ohio based nanotechnology materials science company fast becoming a world leader in metal protection and repair through their revolutionary “long life” coating and “high speed” cladding technologies. MesoCoat’s solutions have already been the recipient of three prestigious R&D 100 awards, a Technology Innovation Program Award (TIP) for 100 year life coatings by the National Institute of Standards and Technology (NIST), and the NorTech Innovation Award for high performance environmentally friendly coating materials.

Forward Looking Statements

A number of statements contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including technological obsolescence, market acceptance of future products, competitive market conditions, and the sufficiency of capital resources. The actual results Abakan may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Abakan encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K and Form 10-Q. Abakan’s public filings may be viewed at www.sec.gov.

Abakan Inc.

Robert Miller, Chief Executive Officer

Phone: (786) 206-5368